Exhibit 3.22

ARTICLES OF INCORPORATION

OF

BROADVIEW NETWORKS OF VIRGINIA, INC.

The undersigned, desiring to form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended, hereby sets forth the following:

Article I. Name. The name of the Corporation is Broadview Networks of Virginia, Inc.

Article II. Purpose. The Corporation shall be a public service company within the meaning of section 13.1-620 of the Virginia Stock Corporation Act (the “Act”). The purpose for which the Corporation is organized is to provide competitive local exchange service and other telecommunications and related services, to include data, voice and video, within the Commonwealth. The Corporation may also engage in any other lawful business not required by the Act to be specifically stated in the Articles of Incorporation.

Article III. Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock, at no par value.

The holders of the Common Stock shall be entitled to vote in the election of directors and in all other matters which by statute require a vote of the shareholders of the Corporation. The holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Article IV. Registered Office and Agent. The initial registered office is located in the City of Richmond, Virginia, at 1111 East Main Street, Suite 1500, Post Office Box 796, Richmond, Virginia 23218. The initial registered agent is David W. Clarke, whose business address is the same as the initial registered office, and who is a resident of Virginia and a member of the Virginia State Bar.

Article V. Indemnification. The Corporation shall, to the fullest extent permitted by Va. Code §13.1-697, indemnify any and all persons whom it shall have power to indemnify under said section from and against any of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue to benefit as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VI. Director Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Va. Code § 13.1-692.1.

Dated: February 29, 2000

/s/ David W. Clarke
David W. Clarke, Incorporator

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

February 29, 2000

The State Corporation Commission has found the accompanying articles submitted on behalf of

Broadview Networks of Virginia, Inc.

to comply with the requirements of law, and confirms payment of all required fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective February 29, 2000.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By
Commissioner

CORPACPT

CIS0352

00-02-29-0514

Commonwealth of Virginia

State Corporation Commission

I Certify the Following from the Records of the Commission:

The foregoing is a true copy of all documents constituting the charter of Broadview Networks of Virginia, Inc. on file in the Clerk's Office of the Commission.

Nothing more is hereby certified.

STATE CORPORATION COMMISSION VIRGINIA SIC SEMPER TYRANNIS 1903

Signed and Sealed at Richmond on this Date:
August 16, 2012

Joel H. Peck

Joel H. Peck, Clerk of the Commission

CIS0502